UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2008

LKQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

120 North LaSalle Street, Suite 3300 Chicago, IL		60602
(Address of principal executive offices)		(Zip Code)

(312) 621-1950

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

                On March 20, 2008, LKQ Corporation (“LKQ”) entered into two interest rate swap agreements (collectively, the “Swap Transactions” and each individually a “Swap Transaction”) with J.P. Morgan Chase Bank, National Association, as counterparty under a 2002 ISDA Master Agreement dated March 20, 2008, as supplemented and amended by a schedule and confirmations related thereto.  Each Swap Transaction contains customary representations and warranties and covenants and may be terminated prior to its expiration, including as a result of the prepayment of LKQ’s current credit facilities.  Any such early termination may require LKQ to make additional payments to the counterparties.

                LKQ entered into the Swap Transactions in order to hedge the floating rate interest risk on LKQ’s current credit facilities.  Each Swap Transaction has an effective date of April 14, 2008.  Under the terms of the Swap Transactions, LKQ is required to make monthly payments based on a fixed rate of interest on a notional amount to the counterparty while the counterparty is obligated to make monthly floating rate payments on the same notional amount to LKQ based on the one month London Interbank Offered Rate rounded up to the nearest 1/100th of 1%.  All interest rates are calculated based on a 360-day year for actual days elapsed.  One of the Swap Transactions has a notional amount of $50,000,000, a fixed interest rate of 2.43%, and a termination date of April 12, 2010.  The other Swap Transaction has a notional amount of $200,000,000, a fixed interest rate of 2.74%, and a termination date of April 14, 2011.  Our actual cost of borrowing will be the rates discussed above plus an applicable margin, which is currently 2.25%.

Item 2.03.   CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

                The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LKQ Corporation

Date:	March 26, 2008	By:	/s/ VICTOR M. CASINI
Victor M. Casini
Senior Vice President and General Counsel